UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2004

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	0-50652	94-3411134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 J Street, Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 554-4750

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

This Form 8-K/A amends the Current Report on Form 8-K of Placer Sierra Bancshares (the “Company”), the registrant hereunder filed on September 8, 2004 and dated on September 7, 2004 regarding an Agreement and Plan of Merger with First Financial Bancorp. This Form 8-K/A amends and restates in its entirety Item 8.01 of the original Form 8-K and adds a new Item 1.01.

Item 1.01 Entry into a Material Definitive Agreement

On September 7, 2004 Placer Sierra Bancshares (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) by and among First Financial Bancorp, Bank of Lodi, N.A., the Company and Placer Sierra Bank. Pursuant to the Agreement, the Company would acquire First Financial Bancorp, and First Financial Bancorp’s subsidiary, Bank of Lodi, N.A., would be merged into the sole subsidiary of the Company, Placer Sierra Bank. Under the terms of the Agreement, the Company agreed to acquire First Financial Bancorp in an all-cash transaction valued at $50.0 million, or approximately $25.40 per share of First Financial Bancorp common stock and all outstanding options to purchase common stock. The merger is subject to regulatory approval and satisfaction of other conditions to closing set forth in the Agreement. The Agreement appears as an exhibit to the Form 8-K dated September 7, 2004.

Item 8.01. Other Events and Regulation FD Disclosure.

See the discussion under Item 1.01 above. A press release regarding the merger transaction appears as an exhibit to the Form 8-K dated September 7, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Placer Sierra Bancshares
(Registrant)

Date March 2, 2005
/s/ Ronald W. Bachli
Ronald W. Bachli Chairman and Chief Executive Officer